Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	NBT Bancorp Inc.	Alliance Financial Corporation
	Martin Dietrich	Jack H. Webb
	President and CEO	President and CEO
	607.337.6119	315.475.6703

	Michael J. Chewens	J. Daniel Mohr
	Chief Financial Officer	Chief Financial Officer
	607.337.6520	315.475.4478

NBT BANCORP AND ALLIANCE FINANCIAL RECEIVE

STOCKHOLDER APPROVALS, PREPARE TO CLOSE MERGER

NORWICH, N.Y. AND SYRACUSE, N.Y. (March 7, 2013) – NBT Bancorp Inc. (NBT) (NasdaqGS: NBTB) and Alliance Financial Corporation (Alliance) (NasdaqGS: ALNC) announced today that both companies received approval from stockholders at special meetings conducted this week to complete their merger. Pursuant to the Agreement and Plan of Merger by and between NBT and Alliance, dated October 7, 2012, Alliance will merge with and into NBT. Additionally, Alliance Bank, N.A., a wholly-owned subsidiary of Alliance, will merge with and into NBT’s wholly-owned subsidiary, NBT Bank, N.A.

The merger of Alliance into NBT is expected to be completed at the close of business on March 8, 2013, and will provide NBT with the addition of $1.4 billion in assets, including $920 million in net loans held for investment, and $1.1 billion in deposits. Following a weekend systems conversion, Alliance Bank branches will open as NBT Bank offices on March 11, 2013. NBT and Alliance have worked together to minimize the impact of this transition to customers, who will retain their account numbers following the conversion and be able to use their current checks and debit cards. Direct deposits will also continue without interruption.

Alliance Bank’s 26 branches are located in a five-county area in central New York—including the counties of Onondaga, Cortland, Madison, Oneida and Oswego—that is contiguous to NBT Bank’s existing footprint in upstate New York. With the merger, NBT Bank’s branch network will grow to a total of 161 locations in five states, including New York, Pennsylvania, Vermont, Massachusetts and New Hampshire.

“We are excited to bring together our two community-minded upstate New York banks,” said NBT President and CEO Martin Dietrich. “We share a commitment to our customers and to banking fundamentals that will create an even stronger local banking resource to benefit the markets we serve and create long-term value for our stockholders.”

Alliance Chairman, President and CEO Jack H. Webb added, “This merger offers continuity for our customers, as they will continue to receive high-quality service from a bank that puts customers first. At the same time, they will gain access to an expanded branch network and to the enhanced lending and product capabilities of a larger banking organization.”

Webb will become a member of NBT’s Executive Management Team following the merger, serving as Executive Vice President, Strategic Support. In addition, Webb will join the NBT Board of Directors along with two current Alliance directors who will be named later this month.

Alliance Senior Vice President and Commercial Banking Group Manager Richard J. Shirtz will lead NBT’s efforts in the greater Syracuse area, serving as Regional President following the merger. In this role, Shirtz will have responsibility for NBT Bank’s commercial banking business and geographic oversight of all other area business units. “I look forward to the opportunity to guide NBT Bank’s efforts in greater Syracuse to deliver the responsive community banking that has been integral to the success of both organizations,” said Shirtz.

NBT is headquartered in Norwich, N.Y. and had assets of $6.0 billion as of December 31, 2012. Alliance is headquartered in Syracuse, N.Y. and had assets of $1.4 billion as of December 31, 2012.

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